Exhibit 99.1

Pitney Bowes Names Jason Dies
Executive Vice President and Group Executive

Shemin Nurmohamed promoted to President, Sending Technology Solutions

STAMFORD, Conn., Jan. 3, 2023 -- Pitney Bowes NYSE:PBI), a global shipping and mailing company that provides technology, logistics and financial services, today announced that Jason Dies has been named Executive Vice President and Group Executive. In this newly created position, Dies will be responsible for overseeing the Sending Technology Solutions (SendTech) and Presort Services business units as well as the functional groups of Human Resources, Information Technologies, Marketing and Communications. This move further aligns the businesses and functions to create even stronger impact across the entire organization. Previously, Dies was Executive Vice President and President of Sending Technology Solutions at Pitney Bowes.
“Jason has strengthened SendTech, which was in a declining market, and put it on a path to growth,” said Marc Lautenbach, President and CEO, Pitney Bowes. “He is an outstanding leader and I look forward to his contributions in this expanded role, helping our clients, improving operational performance, expanding capabilities, and driving higher engagement.”
Dies joined Pitney Bowes in 2015, following numerous executive positions at IBM. As SendTech President, his focus on creating client value through a modernized product portfolio and digital capabilities has revived and strengthened the core mailing business. Dies also pushed the team to expand SendTech’s opportunities in growing markets, developing a digital shipping business that has seen more than 20 percent growth. Prior to his role with SendTech, Dies was President of Pitney Bowes Document Messaging Technologies where he revitalized the business before it was sold in 2018.
Pitney Bowes also announced today that Shemin Nurmohamed will succeed Dies as President, Sending Technology Solutions. Nurmohamed spent the last three years leading Product Management for SendTech. Over her seven years with Pitney Bowes, she has held numerous roles in product management, sales and corporate strategy. Nurmohamed will become a member of the Pitney Bowes Senior Management Team.
Both appointments are effective immediately.
About Pitney Bowes
Pitney Bowes (NYSE:PBI) is a global shipping and mailing company that provides technology, logistics, and financial services to more than 90 percent of the Fortune 500. Small business, retail, enterprise, and government clients around the world rely on Pitney Bowes to remove the complexity of sending mail and parcels. For the latest news, corporate announcements and financial results visit https://www.pitneybowes.com/us/newsroom.html. For additional information visit Pitney Bowes at www.pitneybowes.com.